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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. _____ ______)*


                            Incentra Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45326F108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 18, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)

|X|    Rule 13d-1(c)

[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.          45326F108
--------------------------------------------------------------------------------
        1.  Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).
            Alfred N. Curmi
--------------------------------------------------------------------------------
        2. Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
            (b)
--------------------------------------------------------------------------------
        3.  SEC Use Only

--------------------------------------------------------------------------------
        4.  Citizenship or Place of Organization                   United States


--------------------------------------------------------------------------------
                  5. Sole Voting Power                                11,355,799

                  --------------------------------------------------------------
Number of         6. Shared Voting Power                                     -0-
Shares
Beneficially      --------------------------------------------------------------
Owned by          7. Sole Dispositive Power                           11,355,799
Each
Reporting         --------------------------------------------------------------
Person With       8. Shared Dispositive Power                                -0-

--------------------------------------------------------------------------------
        9.  Aggregate Amount Beneficially Owned by Each Reporting Person

            11,355,799
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
        11. Percent of Class Represented by Amount in Row 9.8%               (9)

--------------------------------------------------------------------------------
        12. Type of Reporting Person                                         IN

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                                  Page 2 of 4

Item 1.

            (a)   Name of Issuer: Incentra Solutions, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  1140 Pearl Street,
                  Boulder, CO 80302


Item 2.

            (a)   Name of Person Filing: Alfred N. Curmi

            (b)   910 Seasage Drive, Delray Beach, Florida 33483

            (c)   Citizenship: USA

            (d)   Title of Class of Securities: Common Stock, $.001 par value

            (e)   CUSIP Number: 45326F108

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   ~ Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).

            (b)   ~ Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

            (c)   ~ Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c)

            (d)   ~ Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   ~ An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

            (f)   ~ An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g)   ~ A parent holding company or control person in accordance with ss.ss.240.13d-1(b)(1)(ii)(G);

            (h)   ~ A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   ~ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   G Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: 11,355,799

            (b)   Percent of class: 9.8%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote 11,355,799

                  (ii)  Shared power to vote or to direct the vote -0-

                  (iii) Sole power to dispose or to direct the disposition of
                        11,355,799

                  (iv) Shared power to dispose or to direct the disposition of -0-


Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. o

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

            N/A

Item 8.     Identification and Classification of Members of the Group

            N/A

Item 9.     Notice of Dissolution of Group

            N/A

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    March 1, 2005
                                      ------------------------------------------
                                                        Date



                                                 /s/ Alfred N. Curmi
                                      ------------------------------------------
                                                            Signature



                                                   Alfred N. Curmi
                                      ------------------------------------------
                                                     Name/Title



                                  Page 4 of 4